Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

May 12, 2021

Churchill Capital Corp II
640 Fifth Avenue, 12th Floor
New York, NY 10019

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Churchill Capital Corp II, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 28,500,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and 3,840,000 shares of the Company’s Class C common stock, par value $0.0001 per share (the “Class C Common Stock”, and together with the Class A Common Stock, the “Shares”), issuable pursuant to the Agreement and Plan of Merger, dated as of October 12, 2020 (the “Merger Agreement”), by and among the Company and Software Luxembourg Holding S.A. a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (“Skillsoft”), providing for the merger of Skill soft with and into the Company.

Churchill Capital Corp II	2

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement; and

2.	the Merger Agreement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation and by-laws of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have further assumed that, before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

Churchill Capital Corp II	3

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP